CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-29641, No. 333-65321, No. 333-78937 and No. 333-70116) of Green Mountain Coffee Roasters, Inc. of our reports dated December 2, 2004 relating to the financial statements, and financial statement schedule, which appear in this Form 10-K.

/s/ PriceWaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Boston, Massachusetts

December 9, 2004